UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 31, 2010

VISTEON CORPORATION
(Exact name of registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-15827 (Commission File Number)	38-3519512 (IRS Employer Identification No.)

One Village Center Drive, Van Buren Township, Michigan (Address of Principal Executive Offices)	48111 (Zip Code)
(800) VISTEON
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03. Bankruptcy or Receivership
Item 9.01 Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
EX-2.1
EX-2.2
EX-99.1

Item 1.03.	Bankruptcy or Receivership.
As previously disclosed, on May 28, 2009, Visteon Corporation (“Visteon”) and certain of its domestic subsidiaries (collectively, the “Debtors”) filed voluntary petitions seeking relief pursuant to chapter 11 of Title 11 of the United States Code (“Chapter 11”) in the United States Bankruptcy Court for the District of Delaware (the “Court”) (Consolidated Case No. 09-11786).
On August 31, 2010 (the “Confirmation Date”), the Court entered an order (the “Confirmation Order”) confirming the Debtors’ joint plan of reorganization (as amended and supplemented, the “Plan”). Copies of the Plan and the Disclosure Statement are filed as Exhibits 2.1 and 2.2 hereto, respectively, and are incorporated herein by reference. On the Confirmation Date, the Company issued a press release announcing the entry of the Confirmation Order by the Court, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference. The Debtors plan to emerge from chapter 11 after satisfying the remaining conditions to effectiveness contemplated under the Plan (the date that all conditions to the effectiveness of the Plan have been satisfied or waived, the “Effective Date”).
The following is a summary the material matters contemplated to occur either pursuant to or in connection with the confirmation and implementation of the Plan. This summary only highlights certain of the substantive provisions of the Plan and is not intended to be a complete description of, or a substitute for a full and complete reading of, the Plan. This summary is qualified in its entirety by reference to the full text of the Plan. Capitalized terms used but not defined in this Form 8-K have the meanings set forth in the Plan.
The Plan is comprised of two mutually exclusive sub plans — the Rights Offering Sub Plan and the Claims Conversion Sub Plan. The Debtors will seek to consummate the Rights Offering Sub Plan in the event that up to $1.25 billion in new capital can be raised by the Investors and certain exit financing loans can be obtained by the Debtors. Under the Rights Offering Sub Plan, the term lenders’ secured claims would be paid in cash; the holders of the 12.25% senior notes, 7.00% senior notes and 8.25% senior notes together would receive 4.9% of the distributable equity of reorganized Visteon and eligible holders thereof would be entitled to participate in the rights offering for 93.1% of reorganized Visteon common stock (certain non-eligible holders would receive the lesser of their pro rata share of $50 million or 40% of their allowed claim amount); holders of the 12.25% senior notes would also receive warrants to purchase reorganized Visteon common stock at an exercise price of $9.66 per share; and most holders of general unsecured claims would receive the lesser of their pro rata share of $141 million or 50% of their allowed claim amount. Holders of Visteon common stock would receive 2% of the distributable equity and warrants to purchase shares of reorganized Visteon common stock.
Under the Claims Conversion Sub Plan, the following percentages of reorganized Visteon common stock would be distributed in satisfaction of claims: the secured term lenders would receive 85%, the holders of the 12.25% senior notes would receive 6%, and the holders of the 7.00% and 8.25% senior notes would receive 9%. Most holders of general unsecured claims would receive the lesser of their pro rata share of $141 million or 50% of their allowed claim amount. The Claims Conversion Sub Plan does not provide for any recovery to holders of the Company’s existing equity securities.
Amounts distributable under either Claims Conversion Sub Plan or the Rights Offering Sub Plan are subject to dilution as a result of issuances and grants under the Management Equity Incentive Plan and, if applicable, the Guaranty Equity Amount and the Old Equity Warrants.

Cancellation of Notes, Instruments, Certificates and Other Documents
On the Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, Certificates, and other documents evidencing Claims or Interests shall be cancelled and the obligations of the Debtors or Reorganized Debtors and the non-Debtor Affiliates thereunder or in any way related thereto shall be discharged; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date, any indenture or agreement that governs the rights of the holder of a Claim shall continue in effect solely for purposes of (1) allowing holders to receive distributions under the Plan, and (2) allowing and preserving the rights of the ABL Facility Administrative Agent, the DIP Facility Administrative Agent, the Term Loan Facility Administrative Agent, and the Notes Trustee, as applicable, to make distributions on account of Claims as provided in Article IX of the Plan.
In addition, on the Effective Date, the outstanding shares of the old common stock of Visteon will be cancelled.
Treatment of Executory Contracts
The Plan provides that all of the Debtors’ Executory Contracts, except certain exceptions specified in the Plan, shall be deemed rejected as of the Effective Date, subject to the terms set forth therein. The Plan also provides that, for each of the Debtors’ Executory Contracts to be assumed, the Debtors shall designate a proposed Cure, and any disagreements as to the proposed Cure, or objections to assumption, must be filed on or before the Cure Bar Date.
Employment Agreement and Management Equity Incentive Plan
Under the Plan, the Company’s Chief Executive Officer (the “CEO”) will enter into a new employment agreement as of the Effective Date. The CEO will receive cash and bonus compensation and benefits on substantially the same terms as (but not less economically favorable than) in effect on the date hereof.
The Plan also provides for a management equity incentive plan (the “Management Equity Incentive Plan”), which will include, among other things, an allocation of equity-based awards representing approximately 10% of the fully diluted new common stock (the “New Common Stock”) outstanding on the Effective Date, after giving effect to the rights offering and the issuance of warrants provided for by the Plan. Approximately one-third of these shares will be issued to certain management employees in the form of restricted stock awards as of the Effective Date.
Composition of New Board of Directors After the Effective Date
On the Effective Date, the term of the current members of the board of directors of Visteon Corporation shall expire, and the New Board shall be appointed. The existing officers of Visteon Corporation shall serve in their current capacities in Reorganized Visteon. On and after the Effective Date, each director or officer of Reorganized Visteon shall serve pursuant to the terms of the Reorganized Visteon Charter, the Reorganized Visteon Bylaws, or other constituent documents, and applicable state corporation law; provided, under the Claims Conversion Sub Plan, subject to the Reorganized Visteon Bylaws relating to the filling of vacancies on the New Board, the members of the New Board as constituted on the Effective Date will continue to serve at least until the first annual meeting of stockholders after the Effective Date, which meeting shall not take place until at least 12 months after the Effective Date; provided further, under the Rights Offering Sub Plan, the members of the New Board as constituted on the Effective Date will continue to serve for a period after the Effective Date as set forth in the Board Selection Term Sheet.

Amended and Restated Certificate of Incorporation
Under the Plan, the certificates of incorporation and bylaws (or other formation documents relating to limited liability companies, limited partnerships, or other forms of Entity) of the Debtors (other than Visteon Corporation) shall be amended in a form as may be required to be consistent with the provisions of the Plan, and the Bankruptcy Code. Under the Claims Conversion Sub Plan, the certificate of incorporation and bylaws of Visteon Corporation shall be amended as may be required to be consistent with the provisions of the Plan, and the Bankruptcy Code, and the form and substance of the Reorganized Visteon Charter and Reorganized Visteon Bylaws shall be included in the Plan Supplement. Under the Rights Offering Sub Plan, the certificate of incorporation and bylaws of Visteon Corporation shall be as set forth in the Reorganized Visteon Charter and Reorganized Visteon Bylaws. Under either the Claims Conversion Sub Plan or Rights Offering Sub Plan, the Reorganized Visteon Charter will among other things, (1) authorize the issuance of the shares of New Visteon Common Stock; and (2) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting Equity Securities.
After the Effective Date, each Reorganized Debtor may amend and restate its certificate of incorporation and other constituent documents as permitted by the laws of its respective states, provinces, or countries of formation and its respective charters and bylaws.
Registration Rights
If the Rights Offering Sub Plan is implemented, certain holders of New Visteon Common Stock will receive certain registration rights with respect to their shares. Visteon will use its reasonable best efforts to file a shelf registration statement within 14 business days after the effective date of the Plan, and to cause such registration statement to become effective as promptly as practicable thereafter. These registration rights will be subject to certain customary limitations.
Sources of Funds
The Plan is to be funded with cash from operations, proceeds of approximately $1.25 billion from the rights offering and direct purchase commitment, in the case of the Rights Offering Sub Plan, and a $500 million senior secured term loan.
Securities to be Issued under the Plan
The authorized capital stock of the reorganized Company will consist of 250 million shares of New Common Stock and 50 million shares of preferred stock. Assuming implementation of the Rights Offering Sub Plan, as of the Effective Date, Visteon estimates that:
•	approximately 50.3 million shares of New Common Stock will be issued and outstanding;

•	approximately 3.9 million shares of New Common Stock will be reserved for issuance upon exercise of warrants distributed in connection with the Plan; and

•	approximately 3.9 million shares of New Common Stock will be reserved for issuance under the Management Equity Incentive Plan of the reorganized Company.

Certain Information Regarding Assets and Liabilities of the Company
Information regarding the assets and liabilities of the Company as the most recent practicable date is hereby incorporated by reference to the Company’s quarterly reports on Form 10-Q for the fiscal quarter ended June 30, 2010 filed with the Securities and Exchange Commission on August 9, 2010.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Description
2.1	Fifth Amended Joint Plan of Reorganization, filed August 31, 2010.
2.2	Fourth Amended Disclosure Statement, filed June 30, 2010.
99.1	Press release dated August 31, 2010.

Forward-Looking Statements
This Current Report on Form 8-K and the documents incorporated by reference into this Current Report, as well as other statements made by Visteon may contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, that reflect, when made, Visteon’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to Visteon’s operations and business environment, which may cause the actual results of Visteon to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: (i) the ability of Visteon to continue as a going concern; (ii) the ability of Visteon to successfully obtain exit financing; (iii) Visteon’s ability to obtain court approval with respect to motions in the proceedings under chapter 11 of the United States Bankruptcy Code prosecuted by it from time to time; (iv) the ability of Visteon to consummate its plan of reorganization; (v) Visteon’s ability to maintain contracts and leases that are critical to its operations; (vi) the potential adverse impact of Visteon’s restructuring on its liquidity or results of operations; (vii) the ability of Visteon to execute its business plans and strategy; (viii) the ability of Visteon to attract, motivate, and/or retain key executives and associates; and (ix) increased competition in the automotive parts supply industry. Visteon undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTEON CORPORATION
September 7, 2010	By:	/s/ Michael K. Sharnas
		Name:	Michael K. Sharnas
		Title:	Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
2.1	Fifth Amended Joint Plan of Reorganization, filed August 31, 2010.
2.2	Fourth Amended Disclosure Statement, filed June 30, 2010.
99.1	Press release of Visteon Corporation dated August 31, 2010.